Exhibit 10.2

From:	The Persons whose names and addresses are set out in Schedule 1 (the “Shareholders”)[1]

To:	Volution Immuno Pharmaceuticals SA, a company incorporated and registered in Switzerland with its registered office at Place Des Eaux Vives 6, Case Postale 3461, Geneve 3 1211, Switzerland (the “Company”).

_________________ 2015

Dear Sirs,

Working Capital Advance between (i) the Shareholders and (ii) the Company

1.	The Shareholders are pleased to make available to the Company a working capital advance in the principal sum of up to the amount set out next to each Shareholder’s name in column (3) of Schedule 1 (being an aggregate amount of up to GBP £2,000,000) (the “Loan”) on the terms and subject to the conditions of this letter agreement (“Letter Agreement”). The Company may draw the Loan in one or more tranches (each, an “Advance”) by at least five days’ written notice to the Shareholders (or by such shorter period of notice as the Shareholders may, in their sole discretion, determine) in the form set out in Schedule 2 (a “Drawdown Notice”), provided that the Company may not submit a Drawdown Notice if any of the events specified in paragraph 5 below is occurring or has occurred since the date hereof.

2.	The Company will repay the Loan together with interest on it no later than seven (7) days from the Offering (as the term is defined in share exchange agreement between RPC Pharma Limited and Celsus Therapeutics PLC to be entered into on or around the date hereof (the “SEA”)) or to the extent that the Offering contemplated by the SEA does not complete soon after Completion (as defined in the SEA) or Completion (as defined in the SEA) does not occur then forthwith on demand on the earlier of (i) written notice or (ii) the date falling five (5) years from the date hereof..

3.	The principal amount of the Loan outstanding from time to time will carry interest at the rate of three (3) per cent per annum accruing daily and payable in arrears upon repayment of the Loan.

4.	The Company will make all payments under or in respect of this Letter Agreement for value on the due date in sterling (the “Payment Account”). If any payment becomes due on a day which is not a day for which banks are open for business in London and Geneva, the due date of such payment will be extended to the next day for which banks are open for business in London and Geneva. The Company will make all payments under or in respect of this facility without set-off or counter-claim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law, provided that if the Company is required to make such a deduction or withholding the Company will pay to us such amount as will, after tax has been deducted or withheld, be the same amount as we would have been entitled to receive in the absence of the tax deduction or withholding.

1 To be determined.

1

5.	Notwithstanding the above provisions of this Letter Agreement, the Loan and all interest on it will become due and payable or repayable forthwith on demand by us if: (i) the Company fails to pay any sum under this Letter Agreement when due; or (ii) the Company is in breach of any provision of this Letter Agreement; or (iii) the Company is in default under any other material financial obligation to any person; or (iv) an administration order is made in relation to the Company or a receiver or manager or administrative receiver (or equivalent insolvency practitioner in Switzerland) is appointed in respect of the Company or any of the Company’s assets or any shareholders' resolution is passed for the winding up of the Company or any equivalent action in the Company’s jurisdiction is taken; or (v) any petition is presented or any resolution proposed which may lead to any such occurrence referred to in (iv) above; or (vi) any distress or execution is levied on or affects any of the Company’s property or assets; or (vii) the Company is unable to pay its debts as they fall due; or (viii) the Company ceases to carry on business; or (ix) any regulatory or other third party consents or authorisations necessary or desirable for the conduct of the Company’s business are rejected or withdrawn; (x) any occurrence referred to in any of paragraphs (iii) to (ix) above takes place in relation to any subsidiary company of the Company, or any other event occurs, which we consider is reasonably likely to have a material adverse effect on the business or financial condition of the Company or its ability to perform its obligations hereunder.

6.	The Company may make prepayment of the Loan (together with all interest accrued thereon) in whole or in part by payment to the Payment Account at any time upon at least one day’s written notice to us.

7.	The Company will pay, on demand and on a full indemnity basis, all costs and expenses (and any applicable sale taxes) which we may from time to time incur in connection with enforcement of this Letter Agreement and/or the Loan if the Company is in breach of any provision of this Letter Agreement.

8.	Any demand or notice in respect of this Letter Agreement and/or the Loan will be in writing in the English language and (without prejudice to any other effective means of serving it) may be served on the relevant party personally or by commercial courier addressed to the relevant party at its registered office for the time being, or by fax to a fax number which has been specified by that party for the service of notices upon it. Any such demand or notice so delivered personally shall be deemed to have been received immediately upon delivery at such office, any such demand or notice sent by commercial courier shall be deemed to have been received at the time of signature of the courier’s delivery receipt and any such notice sent by fax shall be deemed to have been received at the time of transmission in legible form.

9.	Time shall be of the essence in respect of the Company’s obligations under or in respect of this Letter Agreement but no failure by us to exercise or delay by us in exercising any right or remedy under or in respect of this Letter Agreement shall operate as a waiver of it, nor shall any single partial or defective exercise by us of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

10.	Each party shall bear its own legal, accounting and administrative expenses in connection with the transactions contemplated hereby.

2

11.	This Letter Agreement may be executed in counterparts and shall be effective when each party has executed a counterpart. Each counterpart shall constitute an original of this Letter Agreement

12.	This Letter Agreement, including any non-contractual obligations arising out of or in connection with this Letter Agreement, shall be governed by and construed in all respects in accordance with the law of England and Wales.

13.	To accept the terms of this Letter Agreement which is intended to be binding on both parties, please sign and return the enclosed copy within two days from today's date, failing which this Letter Agreement shall lapse and the Loan will not be made available to you.

Yours faithfully,

Raymond Prudo

Stuart Ungar

David Neep

David Byrne

James Hill

Nigel Brooksby

Agreed and accepted

for and on behalf of Volution Immuno Pharmaceuticals SA

Dated:

3

Schedule 12

(1) Shareholders Name	(2) Address	(3)[3] Amount (GBP)
Dr. Raymond Prudo	71 Shepherds Hill London N6 5RE
Dr. Stuart Ungar	Palm House Eastern Shores Abaco Bahamas
Mr David Neep	Long Roof Hervines Road Amersham Buckinghamshire HP6 5HS
Mr David Byrne	62 Culverden Road London SW12 9LS
Dr. James Hill	12 St. Georges Road Twickenham TW1 1QR
Mr Nigel Brooksby	43 The Ridgeway Rothley Leicester LE7 7LE

2 Shareholder participants (and corresponding loan amount) to be determined.

3 To be determined.

4

Schedule 2
Drawdown Notice

From:	Volution Immuno Pharmaceuticals SA (the “Company”)
To:	Dr. Raymond Prudo
Dr. Stuart Ungar
Mr David Neep
Mr David Byrne
Dr. James Hill
Mr Nigel Brooksby
(together the “Shareholders”)

Dated:     ____________20__

Dear Sirs

Working Capital Advance between (i) the Shareholders and (ii) the Company (the “Letter Agreement”)

1.	We refer to the Letter Agreement. This is a Drawdown Notice. Capitalised but undefined terms in this Drawdown Notice are as set out in the Letter Agreement.

2.	We wish to borrow an Advance on the following terms:

Proposed date of Advance:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ]

3.	We confirm that as at date of this Drawdown Notice:

(a)	no event specified in paragraph 5 of the Letter Agreement is occurring or has occurred since the date of the Letter Agreement; and

(b)	we are entitled to submit this Drawdown Notice in accordance with paragraph 1 of the Letter Agreement.

4.	The proceeds of the Advance should be credited to [account].

5.	This Drawdown Notice is irrevocable.

Yours faithfully

for and on behalf of Volution Immuno Pharmaceuticals SA

5